                                                                       Exhibit 2

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                            SHARE EXCHANGE AGREEMENT

                                    BETWEEN

                            PRECISION SYSTEMS, INC.

                                      AND

                           ALTA INVESTISSEMENTS S.A.



                                 APRIL 13, 1996

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

                               TABLE OF CONTENTS
                               -----------------

                                                                            Page
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
ARTICLE I   SALE AND EXCHANGE OF SHARES.....................................   1

     Section 1.1.     Exchange of Shares....................................   1
     Section 1.2.     Closing...............................................   1
     Section 1.3.     Transfer of Shares....................................   2
     Section 1.4.     Restrictions on Transfer..............................   2

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF ALTA..........................   2

     Section 2.1.     Organization and Qualification; Subsidiaries..........   2
     Section 2.2.     Certificate of Incorporation and Bylaws...............   3
     Section 2.3.     Capitalization........................................   3
     Section 2.4.     Authority Relative to this Agreement..................   4
     Section 2.5.     No Conflict; Required Filings and Consents............   4
     Section 2.6.     Compliance; Permits...................................   5
     Section 2.7.     Financial Statements..................................   5
     Section 2.8.     Absence of Certain Changes or Events..................   6
     Section 2.9.     Absence of Litigation.................................   6
     Section 2.10.    Taxes.................................................   6
     Section 2.11.    Brokers...............................................   7
     Section 2.12.    [Intentionally Omitted]...............................   7
     Section 2.13.    Employee Benefit Plans................................   7
     Section 2.14.    Affiliate Arrangements................................   8
     Section 2.15.    Absence of Questionable Payments......................   8
     Section 2.16.    Agreements, Leases and Licenses.......................   9
     Section 2.17.    Environmental and Health and Safety Matters...........   9
     Section 2.18.    Intellectual Property.................................  10
     Section 2.19.    Customer and Supplier Relationships; Warranty Claims..  10
     Section 2.20.    Accounts Receivable and Notes Receivable..............  11
     Section 2.21.    Disclosure; Accuracy of Documents and Information.....  11
     Section 2.22.    Organization and Qualification; Subsidiaries..........  11
     Section 2.23.    Certificate of Incorporation and Bylaws...............  11
     Section 2.24.    [Intentionally Omitted]...............................  11
     Section 2.25     Ownership of Shares...................................  11

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                              TABLE OF CONTENTS
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
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
     Section 2.26.    Regulation S..........................................  12
     Section 2.27     Disclosure............................................  12

ARTICLE III [Intentionally Omitted].........................................  12

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PSI...........................  12

     Section 4.1.     Organization and Qualification; Subsidiaries..........  12
     Section 4.2.     Certificate of Incorporation and Bylaws...............  13
     Section 4.3.     Capitalization........................................  13
     Section 4.4.     Authority Relative to this Agreement..................  13
     Section 4.5.     No Conflict; Required Filings and Consents............  14
     Section 4.6.     Compliance; Permits...................................  14
     Section 4.7.     SEC Filings; Financial Statements.....................  15
     Section 4.8.     Absence of Certain Changes or Events..................  15
     Section 4.9.     Absence of Litigation.................................  16
     Section 4.10.    Information Provided to Stockholders..................  16
     Section 4.11.    Taxes.................................................  16
     Section 4.12.    Brokers...............................................  16
     Section 4.13.    [Intentionally Omitted]...............................  16
     Section 4.14.    Employee Benefit Plans................................  16
     Section 4.15.    Environmental and Health and Safety Matters...........  17
     Section 4.16.    Intellectual Property.................................  17
     Section 4.17.    Disclosure; Accuracy of Documents and Information.....  18

ARTICLE V   CONDUCT AND TRANSACTIONS PRIOR TO CLOSING: ADDITIONAL
            AGREEMENTS......................................................  18

     Section 5.1.     Information and Access................................  18
     Section 5.2.     Conduct of Business of the Company....................  19
     Section 5.3.     Conduct of Business of PSI............................  20
     Section 5.4.     Negotiation with Others...............................  21
     Section 5.5.     Stockholders' Meetings................................  22
     Section 5.6.     Agreements to Take Reasonable Action..................  22
     Section 5.7.     Consents..............................................  23
     Section 5.8.     NASDAQ Quotation......................................  23
     Section 5.9.     Public Announcements..................................  23
     Section 5.10.    Notification of Certain Matters.......................  23

                               TABLE OF CONTENTS
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                                  (continued)
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
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
ARTICLE VI  CONDITIONS PRECEDENT............................................  24

     Section 6.1.     Conditions to Each Party's Obligation to
                       Close................................................  24
                      (a)  Shareholder Approval.............................  24
                      (b)  Governmental Entity Approvals....................  24
                      (c)  No Injunctions or Restraints; Illegality.........  24
     Section 6.2.     Conditions of Obligations of PSI......................  24
                      (a)  Representations and Warranties...................  24
                      (b)  Performance of Obligations of Alta...............  24
                      (c)  Consents.........................................  24
                      (d)  Stockholder Agreement............................  25
                      (e)  Legal Opinion....................................  25
                      (f)  Supervisory Board................................  25
                      (g)  Minimum Number of Vicorp Shares..................  25
                      (h)  Termination of Subscription Right................  25
     Section 6.3.     Conditions of Obligations of Alta.....................  25
                      (a)  Representations and Warranties...................  25
                      (b)  Performance of Obligations of PSI................  25
                      (c)  Consents.........................................  25
                      (d)  Stockholder Agreement............................  25
                      (e)  Legal Opinion....................................  25

ARTICLE VII POST CLOSING COVENANTS..........................................  26

     Section 7.1.     Stock Options.........................................  26
     Section 7.2.     Covenants of Alta.....................................  26
     Section 7.3.     Cooperation...........................................  26
     Section 7.4.     Alta Debt.............................................  26
     Section 7.5.     Minority Shareholders.................................  26
     Section 7.6.     Debt Repayment........................................  26

ARTICLE VIII  INDEMNIFICATION...............................................  26

     Section 8.1.     Survival of Representations, Warranties and Covenants.  26
     Section 8.2.     Indemnification from Alta.............................  27
     Section 8.3.     [Intentionally Omitted]...............................  27
     Section 8.4.     Indemnification from PSI..............................  28
     Section 8.5.     Notice................................................  28

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
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
     Section 8.6.     Defense of Claims.....................................  28
     Section 8.7.     Miscellaneous.........................................  29

ARTICLE IX  TERMINATION.....................................................  29

     Section 9.1.     Termination...........................................  29
     Section 9.2.     Effect of Termination.................................  30

ARTICLE X  GENERAL PROVISIONS...............................................  30

     Section 10.1.    Amendment.............................................  30
     Section 10.2.    Extension; Waiver.....................................  30
     Section 10.3.    Entire Agreement......................................  30
     Section 10.4.    Severability..........................................  30
     Section 10.5.    Notices...............................................  30
     Section 10.6.    Counterparts..........................................  31
     Section 10.7.    Benefits; Assignment..................................  31
     Section 10.8.    Governing Law.........................................  31
     Section 10.9.    Choice of Forum; Venue................................  32
     Section 10.10.   Interpretation........................................  32
     Section 10.11.   Fees and Expenses.....................................  33

EXHIBIT A [Intentionally Omitted]

EXHIBIT B Share Exchange Certificate - Netherlands Antilles

EXHIBIT C Form of Stockholders' Agreement

EXHIBIT D PSI Options

                            INDEX OF DEFINED TERMS

  Term                                                                Section
  ----                                                                -------
"Acquisition Proposal".........................................   Section 5.4(a)
"Act"..........................................................      Section 1.4
"Affiliates"...................................................     Section 2.14
"Alta".........................................................         Preamble
"Alta Indemnitees".............................................      Section 8.4
"Agreement"....................................................         Preamble
"Approvals"....................................................      Section 2.1
"Business Day".................................................      Section 1.2
"Class B Stock"................................................      Section 4.3
"Closing"......................................................      Section 1.2
"Closing Date".................................................      Section 1.2
"Code".........................................................     Section 2.13
"Common Stock".................................................       Witnesseth
"Commonly Controlled Entity"...................................     Section 2.13
"Company"......................................................         Preamble
"Company Benefit Plans"........................................  Section 2.13(a)
"Company Contracts"............................................     Section 2.16
"Company Disclosure Letter"....................................      Section 2.3
"Company Permits"..............................................   Section 2.6(b)
"Employment Agreements"........................................  Section 2.13(e)
"Environmental Laws"...........................................     Section 2.17
"ERISA"........................................................  Section 2.13(a)
"ERISA Plan"...................................................  Section 2.13(a)
"Exchange".....................................................      Section 1.1
"Exchange Act".................................................   Section 2.5(b)
"Exchange Ratio"...............................................   Section 1.1(a)
"Financial Statements".........................................      Section 2.7
"Governmental Entity"..........................................   Section 2.5(b)
"IAS"..........................................................      Section 2.7
"Indemnified Party"............................................   Section 8.7(b)
"Indemnifying Party"...........................................   Section 8.7(b)
"Injunction"...................................................   Section 6.1(c)
"Intellectual Property"........................................     Section 2.18
"Losses".......................................................   Section 8.7(a)
"Material Adverse Effect"......................................      Section 4.1
"Multiemployer Plan"...........................................  Section 2.13(a)
"PSI"..........................................................         Preamble
"PSI Benefit Plans"............................................  Section 4.14(a)
"PSI Disclosure Letter"........................................      Section 4.3
"PSI Indemnitees"..............................................   Section 8.2(a)
"PSI Intellectual Property"....................................     Section 4.16
"PSI Preferred Stock"..........................................      Section 4.3
"PSI Permits"..................................................   Section 4.6(b)
"PSI SEC Reports"..............................................      Section 4.7
"PSI Shares"...................................................   Section 1.1(a)
"Regulation S".................................................      Section 1.4
"Restricted Period"............................................      Section 1.4
"Schultz"......................................................   Section 8.2(b)

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
"Tax Return"....................................................    Section 2.10
"Taxes".........................................................    Section 2.10
"Termination Date"..............................................     Section 8.1
"Transfer Agent"................................................     Section 1.3
"Vicorp Shares".................................................     Section 1.1
"Vicorp Stock...................................................      Witnesseth
"Vicorp Plan"...................................................     Section 2.3
"VIS Plan"......................................................     Section 4.3

                            SHARE EXCHANGE AGREEMENT

  THIS SHARE EXCHANGE AGREEMENT (this "Agreement") is dated as of April 13, 1996, by and between PRECISION SYSTEMS, INC., a Delaware corporation ("PSI") and ALTA INVESTISSEMENTS S.A., a Luxembourg corporation ("Alta") and controlling shareholder of VICORP N.V., a Netherlands Antilles corporation (the "Company").

                                  WITNESSETH:

  WHEREAS, PSI desires to purchase all or substantially all of the issued and outstanding shares of Swiss Franc 100 each (the "Vicorp Stock") of the Company.

  WHEREAS, Alta collectively owns approximately 90.5% of the issued and outstanding Vicorp Stock.

  WHEREAS, PSI wishes to exchange shares of its common stock, par value $0.01 per share ("Common Stock"), for the shares of Vicorp Stock owned by Alta and Alta wishes to exchange such shares of Vicorp Stock for Common Stock on the terms and subject to the conditions set forth herein.

  NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement, the parties agree as follows:


                                   ARTICLE I

                          SALE AND EXCHANGE OF SHARES

  Section 1.1.  Exchange of Shares.  In reliance on the representations and
                ------------------
warranties and other agreements contained herein and upon the terms and subject to the conditions set forth herein, the parties hereto will make the following exchange (the "Exchange") on the Closing Date (as defined in Section 1.2).

                (a) Subject to the limitations, restrictions and procedures set forth in Section 1.4, PSI will issue, convey and deliver to Alta 2,808,427.42 shares of Common Stock (such shares of Common Stock referred to herein as the "PSI Shares"), which number of shares of Common Stock shall represent 29.4604 of a share of Common Stock for each share of Vicorp Stock (the "Exchange Ratio").

                (b) Alta will transfer, assign, convey and deliver to PSI 95,329 shares of Vicorp Stock (such shares of Vicorp Stock are referred to herein as the "Vicorp Shares").

  Section 1.2.  Closing.  The closing of the Exchange (the "Closing") will take
                -------
place immediately after satisfaction or waiver of the closing conditions set forth in Article VI, unless otherwise agreed to by the parties (the "Closing Date"). The Closing shall take place at the offices of Baker & McKenzie, 40 Boulevard du Regent - Regentlaan 40, 1000 Brussels, Belgium, unless another place is agreed to in writing by the parties. As used in this Agreement,

"Business Day" shall mean any day, other than a Saturday, Sunday or legal holiday on which banks are permitted to close in the City and State of New York and the State of Delaware.

  Section 1.3.  Transfer of Shares.  At the Closing, simultaneously with the
                ------------------
delivery by Alta of irrevocable instructions in form and content sufficient to cause, without any further action by PSI or Alta, the transfer of the Vicorp Shares to PSI, PSI will cause PSI's registrar and transfer agent (the "Transfer Agent") to register the PSI Shares issued, conveyed and delivered to Alta pursuant to Section 1.1 on the books of the Transfer Agent in the name of Alta. Each party shall provide the other at the Closing with evidence of such issuance, conveyance and delivery or transfer or assignment, as the case may be, in a form satisfactory to such other party. The Vicorp Shares and the PSI Shares shall be so delivered, in each case, free and clear of all liens, claims, charges, preemptive rights and other encumbrances other than pursuant to this Agreement. No certificates or scrip for fractional shares of PSI Common Stock shall be issued in the Exchange, and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of PSI. In lieu of fractional shares, PSI will pay in cash to each such holder of a fractional share in an amount equal to the product of such fractional interest and $11.576.

  Section 1.4  Restrictions on Transfer.  Alta acknowledges and agrees that
               ------------------------
during the forty (40) day period commencing on the Closing Date (the "Restricted Period"), the PSI Shares issued in exchange for Vicorp Shares may not be transferred. During the Restricted Period, no share certificates representing the PSI Shares will be issued to Alta and such shares may not be traded on NASDAQ, the Boston Stock Exchange or any other exchange or market or transferred or sold to any U.S. person or otherwise in the United States. The Transfer Agent will recognize any transfer during the Restricted Period. After the expiration of the Restricted Period, (i) share certificates representing the PSI Shares shall be issued to Alta and (ii) PSI Shares may be offered and sold outside the United States in accordance with Regulation S ("Regulation S") promulgated under the Securities Act of 1933, as amended (the "Act") or within the United States pursuant to an available exemption from the registration requirements of the Act including Section 4(1) of the Act, if available.


                                   ARTICLE II

          REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

  As of the date hereof and, as of the Closing, Alta represents and warrants to PSI as follows:

  Section 2.1.  Organization and Qualification; Subsidiaries.
                --------------------------------------------

Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of the Company and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect. When used in this Article II, or elsewhere in this Agreement in connection with the Company or any of its subsidiaries, the term "Material Adverse Effect" means any change, event or effect that is materially adverse to the business, financial condition or results of operations of the Company and its subsidiaries taken as a whole. Other than wholly owned subsidiaries and except as disclosed in the Company Disclosure Letter (as defined in Section 2.3), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

  Section 2.2.  Certificate of Incorporation and Bylaws.  The Company has
                ---------------------------------------
previously furnished to PSI a complete and correct copy of the certificate of incorporation and bylaws or other relevant constituent documents, as amended to date, of the Company and each of its subsidiaries. Such certificate of incorporation, bylaws and other documents are in full force and effect. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational documents and there are no material deficiencies in the books and records of the Company or any of its subsidiaries relating to the valid conduct of shareholder or board of directors meetings or other requirements for the proper maintenance of such entities under applicable law.

  Section 2.3.  Capitalization.  The authorized capital stock of the Company
                --------------
consists of 200,000 shares of Vicorp Stock. As of the date hereof, (a) 105,376 shares of Vicorp Stock were issued and outstanding all of which are validly issued, fully paid and nonassessable, and not subject to preemptive rights, (b) no shares of Vicorp Stock were held in treasury by the Company or by wholly owned subsidiaries of the Company and (c) options to purchase 12,374 shares of the common stock of Vicorp Interactive Systems, Inc. under the Vicorp Interactive Systems, Inc. 1990 Stock Option Plan (the "VIS Plan") and options to purchase 6,550 shares of Vicorp Stock (not including options to purchase 11,050 shares of Vicorp Stock issued to Daniel G. Schultz and believed by the Company to be void or 3,060 shares reserved for, but not issued to, Michael Rietschel and Wido Strasding) under the Vicorp Group / Vicorp N.V. Stock Option Plan (the "Vicorp Plan") were outstanding. No change in such capitalization has occurred between December 31, 1995 and the date hereof except the issuance of shares of Company Common Stock pursuant to the exercise of outstanding options. Except as set forth in this Section 2.3 or as disclosed in the disclosure letter delivered by the Company to PSI (the "Company Disclosure Letter"), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments, in each case to which the Company or any of its subsidiaries is a party, of any character relating to the issued or unissued Vicorp Stock or the capital stock of any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries. All shares of stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.3 of the Company Disclosure Letter, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Vicorp Stock or the capital stock of any subsidiary or to provide funds to or make any material contractual investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees or obligations of subsidiaries entered into in the ordinary course of business.
All of the outstanding shares of capital stock of each of the Company's subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and, except as set forth in Section 2.3 of the Company Disclosure Letter, all such shares are owned by the Company or a subsidiary thereof free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever. With respect to partially owned subsidiaries of the Company identified in Section 2.3 of the Company Disclosure Letter, the Company owns not less than 51 % of the issued and outstanding capital stock of each such subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

  Section 2.4.  Authority Relative to this Agreement.  Alta has all necessary
                ------------------------------------
corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval and adoption of this Agreement and the transactions contemplated herein by the holders of Vicorp Stock in accordance with applicable law and the Company's Articles of Incorporation and Bylaws, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Alta and the consummation by Alta of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Alta and no other corporate proceedings on the part of Alta are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of this Agreement and the transactions contemplated herein by the holders of a majority of Vicorp Stock in accordance with applicable law and the Company's Articles of incorporation and bylaws). This Agreement has been duly and validly executed and delivered by Alta and, assuming the due authorization, execution and delivery by PSI, constitutes the legal and binding obligation of Alta, enforceable against Alta in accordance with its terms, subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (b) the availability of injunctive relief and other equitable remedies.

  Section 2.5.  No Conflict; Required Filings and Consents.
                ------------------------------------------

                (a) The execution and delivery of this Agreement by Alta do not, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not, subject to obtaining the approval and adoption of this Agreement and the transactions contemplated hereby by the holders of Vicorp Stock in accordance with applicable law and the Company's Articles of Incorporation and Bylaws and compliance with the requirements set forth in Section 2.5(b) below, (i) conflict with or violate the certificate of incorporation, bylaws or equivalent organizational documents of the Company or any of its subsidiaries; (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound or affected; or (iii) except as set forth in Section 2.5 of the Company Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party or the Company or its subsidiaries under, or give to others any rights of termination, amendment, acceleration, increased payments pursuant to or cancellation of, or result in the creation of a lien or other encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Exchange in any material respect, or otherwise prevent the Company from performing its obligations under this Agreement in any material respect, and would not have, individually or in the aggregate, a Material Adverse Effect.

                (b) The execution and delivery of this Agreement by Alta do not, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby will not, require any consent, approval, authorization or permit of, or registration or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a "Governmental Entity"), except (i) the filing of documents to satisfy the applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications (A) would not prevent or delay consummation of the Exchange in any material respect or otherwise prevent or delay in any material respect the Company from performing its obligations under this Agreement or (B) would not, individually or in the aggregate, have a Material Adverse Effect.

                (c) Alta has no reason to believe that the consents, approvals, permits, registrations, filings and notifications referred to in Section 2.5(b) above will not be obtained or made in a timely manner.

  Section 2.6.  Compliance; Permits.
                -------------------

                (a) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation (or in a situation which, after the giving of notice or passage of time or both, would constitute a default or violation) of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties is bound, except for any conflicts, defaults or violations which do not and would not have, individually or in the aggregate, a Material Adverse Effect.

                (b) The Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to operation of the business of the Company and its subsidiaries taken as a whole (collectively, the "Company Permits"). The Company and its subsidiaries are in compliance with the terms of the Company Permits, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

  Section 2.7.  Financial Statements.
                --------------------

                (a) Alta has delivered to PSI the Company's audited financial statements (balance sheet, statement of operations, statement of stockholders equity and statement of cash flows) as at December 31, 1993, 1994, and 1995 and for the twelve month periods ending thereon (including, in each case, any related notes thereto) (the "Financial Statements"). The Financial Statements have been prepared in accordance with and comply as to form in all material respects with applicable international accounting standards ("IAS") and with the published rules and regulations with respect thereto applied on a consistent basis throughout the periods involved. The Financial Statements each fairly presented the consolidated financial position of the Company and its consolidated subsidiaries in all material respects as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated

                (b) Neither the Company nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with IAS which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company and its subsidiaries taken as a whole, except liabilities (i) set forth in Section 2.7 of the Company Disclosure Letter or provided for in the Company's balance sheet as of December 31, 1995, or (ii) incurred since December 31, 1995 in the ordinary course of business. Except as disclosed in the Financial Statements or the Company Disclosure letter, neither the Company nor any of its subsidiaries is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation (other than with respect to the obligations of the Company or a subsidiary thereof) .

  Section 2.8.  Absence of Certain Changes or Events.  Except as set forth in
                ------------------------------------
Section 2.8 of the Company Disclosure Letter, since December 31, 1995, (a) the Company and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and have not taken any of the actions set forth in paragraphs (a) through (j) of Section 5.2, and
(b) there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business), individually or in the aggregate, having or which could reasonably be expected to have a Material Adverse Effect, or (ii) any material change by the Company in its accounting methods, principles or practices except as required by concurrent changes in IAS.

  Section 2.9.  Absence of Litigation.  Except as disclosed in Section 2.9 of
                ---------------------
the Company Disclosure Letter, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Alta (after due inquiry), threatened against the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would have a Material Adverse Effect, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having or which would have a Material Adverse Effect.

  Section 2.10.  Taxes.  Except as set forth in Section 2.10 of the Company
                 -----
Disclosure Letter, the Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company or any of its subsidiaries is or has been a member has timely filed all Tax Returns (as defined below) required to be filed by it or requests for extensions to file such returns have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually and in the aggregate would not have a Material Adverse Effect, and all such returns were complete and accurate in all material respects. With respect to all taxes imposed upon the Company or any of its subsidiaries or for which the Company is liable with respect to all taxable periods or portions of periods ending on or before the Closing, all amounts required to be paid by the Company to taxing authorities and others have been paid, or, if due but remain payable without penalty or interest, have been adequately reserved for and reflected in the Financial Statements. The Company does not owe any Taxes on compensation paid to any of its employees other than Taxes that are yet due and payable. The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement. In addition, (a) no material claim for unpaid Taxes has become a lien against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries, (b) no audit of any Tax Return of the Company or any of its subsidiaries is being conducted by a Tax authority (i) as of the date of this Agreement and (ii) which, as of the Closing Date, has had or could reasonably be expected to have a Material Adverse Effect and (c) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its subsidiaries and is currently in effect (i) as of the date of this Agreement and (ii) which, as of the Closing Date, has had or could reasonably be expected to have a Material Adverse Effect. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

    Section 2.11. Brokers.  Except as set forth on Section 2.11 of the Company
                  -------
Disclosure Schedule, no broker, finder or investment banker is entitled to be paid by the Company any brokerage, finder's or other fee or commission in connection with the Exchange and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

    Section 2.12. [Intentionally Omitted]

    Section 2.13. Employee Benefit Plans.
                  ----------------------

(a) The Company has delivered or made available to PSI prior to the execution of this Agreement true and complete copies (or, in the case of bonus or other incentive plans, summaries thereof) of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material written employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or any entity required to be aggregated with the Company pursuant to
Section 414 of the Code (each such entity being referred to in this Section 2.13 as a "Commonly Controlled Entity") for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "Company Benefit Plans"). Any of the Company Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to in this Section 2.13 as an "ERISA Plan."

Except as disclosed on Section 2.13 (a) of the Company Disclosure Letter, no Company Benefit Plan is or has been a multiemployer plan within the meaning of
Section 3(37) of ERISA (a "Multiemployer Plan"). Neither the Company nor any Commonly Controlled Entity has completely or partially withdrawn from any Multiemployer Plan. Neither the Company nor any Commonly Controlled Entity has suffered a 70% decline in "contribution base units" (within the meaning of Section 4205(b)(1)(A) of ERISA) in any plan year beginning after 1988. No termination liability to the Pension Benefit Guaranty Corporation or withdrawal liability to any Multiemployer Plan that is material in the aggregate has been or is reasonably expected to be incurred with respect to any Multiemployer Plan by the Company or any Commonly Controlled Entity.

                (b) All Company Benefit Plans are in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to the Company or any Commonly Controlled Entity.

                (c) No ERISA Plan (as defined herein) which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

                (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of the Company or any of its affiliates from the Company or any of its affiliates under any Company Benefit Plan or otherwise or (ii) materially increase any benefits otherwise payable under any Company Benefit Plan.

                (e) Except as set forth on Section 2.13(e) of the Company Disclosure Letter, there are no employment, consulting, severance pay, continuation pay, termination pay or indemnification agreements or other similar agreements of any nature whatsoever (collectively, "Employment Agreements") between the Company on the one hand, and any current or former stockholder, officer, director, employee, consultant, or agent of the Company, on the other hand, that are currently in effect. Except as set forth on Section 2.13 of the Company Disclosure Letter, there are no Employment Agreements or any other similar agreements to which the Company is a party under which the transactions contemplated by this Agreement (i) will require any payment by the Company or PSI, or any consent or waiver from any stockholder, officer, director, employee, consultant or agent of the Company or PSI, or (ii) will result in any change in the nature of any rights of any stockholder, officer, director, employee, consultant or agent of the Company under any such Employment Agreement or other similar agreement.

                (f) Each of the retirement, pension, disability or other benefit plans of the Company has been funded, administered and maintained in accordance with its governing documents and all applicable laws and regulations. With respect to any such plans that are funded wholly or in part through an insurance policy, all premiums due thereunder have been paid in a timely fashion and there will be no retroactive vote adjustment.

                (g) The Company and its subsidiaries have fulfilled their obligations under individual and collective labor agreements concluded with its employees or covering its employees (except for instances of non-compliance that do not either individually or in the aggregate have a Material Adverse Effect). The Company and its subsidiaries have not concluded company-level collective labor agreements that are currently in effect.

  Section 2.14. Affiliate Arrangements.  Except with respect to contracts,
                ----------------------
agreements and understandings (i) among the Company and one or more of its subsidiaries (ii) among two or more subsidiaries of the Company or (iii) as set forth in Schedule 2.14 of the Company Disclosure Letter, there exist no other contracts, agreements or understandings (whether oral or written) between or among the Company and its subsidiaries, on the one hand, and any Affiliates of the Company (as such term is defined in Rule 144 under the Act) other than such contracts, agreements and understandings relating to the ordinary course of business operations of the Company.

  Section 2.15.  Absence of Questionable Payments.  No director, officer, agent,
                 --------------------------------
employee, or other person acting on behalf of the Company has, to the best knowledge of Alta (after due inquiry) used any of the Company's funds for improper or unlawful contributions, payment, gifts, or entertainment, or made any improper or unlawful expenditures relating to political activity to governmental officials or others. Neither the Company nor any director, officer, agent, employee, or other person acting on behalf of the Company has, to the best knowledge of Alta (after due inquiry) accepted or received any improper or unlawful contributions, payments, gifts, or entertainment or expenditures. The Company has adequate financial controls to prevent the making or receiving of such improper or unlawful contributions, payments, gifts, entertainment, or expenditures. The Company has not made sales of products, either directly or indirectly, into embargoed countries in contravention of applicable law.

  Section 2.16.  Agreements, Leases and Licenses.  Section 2.16 of the Company
                 -------------------------------
Disclosure Letter contains a list of all:

  (i) leases, licenses, contracts and agreements (other than those already performed) calling for payments to or from the Company in an amount exceeding $500,000 in any 12 month period (excluding contingent payments and amounts indeterminate at the time of execution),

  (ii) contracts that grant to any third party any exclusive rights of any kind with respect to any of the Company's products or services,

  (iii) contracts in an amount exceeding $ 150,000 (exclusive of unearned commissions, bonuses or other performance based compensation) with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers of the Company that are not cancelable by it on notice of not longer than thirty (30) days, and

  (iv) contracts that restrict the Company from competing with any person or from carrying on its business anywhere in the world; including all amendments thereto or modifications thereof (collectively the "Company Contracts"). Each of the Company Contracts is valid, binding, effective, and enforceable against the Company and each other party thereto in accordance with its terms, without any defenses, setoffs, counterclaims or disputes of any nature and is in full force and effect. The Company is not in default under any of the Company Contracts and, to the best knowledge of Alta (after due inquiry), no other party to any of the Company Contracts is in default thereunder, and to the knowledge of Alta (after due inquiry) no event has occurred which with the passage of time or the giving of notice or both would constitute a default under any of the Company Contracts, except for defaults that in the aggregate have no material adverse effect upon the business or operations of the Company. No purchase commitment for materials, supplies, component parts or items of inventory of the business to which the Company is a party is in excess of the ordinary, normal, usual and current requirements of the business of the Company or at a price in excess of the current reasonable market price. No Company Contract obligates the Company (i) to provide products or services to third parties which the Company knows or has reason to believe are at prices which would result in a net loss on the sale or provision of such products or services, or which are pursuant to terms or conditions it cannot reasonably expect to satisfy or fulfill in their entirety, or (ii) to purchase or acquire from third parties services, information, products, inventory or equipment in excess of the normal, ordinary, usual and current requirements of the Company's business or at a price in excess of the current reasonable market price. The Company has not received notice that any party to any of the Company Contracts intends to cancel or terminate any Company Contract.

  Section 2.17.  Environmental and Health and Safety Matters.  Neither the
                 -------------------------------------------
Company nor any of its subsidiaries have failed to comply with any applicable environmental laws, regulations and ordinances relating to pollution, safety, health or protection of the environment, including, without limitation, those relating to containment, emissions, discharges, releases or threatened releases of hazardous substances into the environment (the "Environmental Laws"), except where such failure would not have a Material Adverse Effect as currently conducted. Neither the Company nor any of its subsidiaries has received notice (from a court, governmental agency or other governmental body) that it has any potential liability with respect to any violation or alleged violation of any Environmental Law.

  Section 2.18.  Intellectual Property.  None of the patents, trademarks,
                 ---------------------
service marks, trade names, trade secrets, copyrights and any other material intellectual property rights that are used in the business of the Company (the "Intellectual Property"), has been held or stipulated to be invalid in any litigation or proceeding to which the Company is a party and of which Alta has knowledge. Except as disclosed in Section 2.18 of the Company Disclosure Letter, the validity of the Intellectual Property, and of the Company's rights to the Intellectual Property, has not been questioned in any litigation or proceeding currently pending or which (to Alta's knowledge) has been threatened, and there exists no basis for a claim against the Company for infringement of any third party's intellectual property. The Company has not received notice to the effect that any product which it makes or sells, or the distribution or use by it or another of any such product, or any service it performs in the course of its business, may infringe any trademark, service mark, trade name, copyright, patent, trade secret, or similar legally protectable right of another. Alta is not aware of any infringement of the Intellectual Property by third parties, or of any communication from any governmental agency stating that the Company is not entitled to register, or receive patents for, any of its Intellectual Property. None of the Company's employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote and secure the Intellectual Property of the Company or that would conflict with its business as conducted except to the extent that any such interference or conflict would not have a Material Adverse Effect. Neither the execution nor delivery of this Agreement or any document to be delivered in connection with the transaction contemplated hereby, nor the carrying on of its business by its employees or consultants, nor the conduct of its business as currently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants of the Company is obligated except to the extent that any such breach or default would not have a Material Adverse Effect. Each of the Company's employees and consultants who participate or have participated in the creation of Intellectual Property have executed enforceable agreements with the Company assigning or licensing his or her rights in any Intellectual Property to the Company. Alta does not believe it is or will be necessary to utilize any inventions of any of the Company's employees or consultants (or persons it currently intends to hire as service providers) made prior to their employment by the Company (except for inventions that the Company currently owns or has a right to utilize). No unlicensed invention or intellectual property right that is owned by any employee or consultant of the Company or any other party is necessary for the conduct of the Company business as presently conducted. The Company is not making unauthorized use of any proprietary information of third parties nor any confidential information in which any of its present or past employees or other service providers has claimed a proprietary interest; and the Company is not aware of any facts that would give rise to such a claim.

  Section 2.19.  Customer and Supplier Relationships; Warranty Claims.  Other
                 ----------------------------------------------------
than as set forth in Section 2.19 of the Company Disclosure Letter, the Company has not received any notice that any customer (other than in the ordinary course of business) intends to discontinue or alter the prices or terms of, or substantially diminish, its relationship with the Company; which would alteration or diminution have a Material Adverse Effect. Other than as set forth in Section 2.19 of the Company Disclosure Letter, there are no outstanding warranty claims against the Company with respect to products sold or services rendered by the Company or any of its subsidiaries individually in excess of $75,000 or material in the aggregate.

  Section 2.20.  Accounts Receivable and Notes Receivable.  The accounts
                 ----------------------------------------
receivable and notes receivable of the Company, other than those listed in
Section 2.20 of the Company Disclosure Letter, reflected on the books and records of the Company as of December 31, 1995 represent bona fide claims which the Company has against debtors for sales or services arising on or before such date and are not subject to counterclaims, setoffs or deductions of any kind other than those reflected in the balance sheet of the Company at December 31, 1995. The aggregate amount of customer advance payments (i.e., payments in excess of actual work performed or materials supplied as of the date of such payment) received by the Company with respect to such accounts receivable does not exceed 6.5 million Swiss Francs. Substantially all of the accounts receivable and notes receivable have been created since October 31, 1995, pursuant to shipments of goods or services conforming to the terms of purchase orders executed by and received from unrelated third parties in the normal course of business. Such receivables have been recorded in accordance with the Company's historical revenue recognition policy. Except as set forth in Section
2.20 of the Company Disclosure Letter, no third party account debtor is delinquent in its payment by more than ninety days, no account debtor has refused to pay its obligations for any reason, to the best knowledge of Alta, there is no insolvent account debtor for which the Company has not taken adequate reserves and no account receivable is pledged to any third party by the Company (except to the extent pledged to secure bank loans to the Company and/or its subsidiaries).

  Section 2.21.  Disclosure; Accuracy of Documents and Information.  No
                 -------------------------------------------------
representation, warranty or statement made by Alta in this Agreement, or any document furnished by the Company pursuant to the terms of this Agreement or in connection with the transactions contemplated herein when taken together with this Agreement in its entirety and all such documents, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  Section 2.22.  Organization and Qualification; Subsidiaries.  Alta is a
                 --------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. When used in this Agreement in connection with Alta, the term "Material Adverse Effect" means any change, event or effect that is materially adverse to the business, financial condition or results of operations of Alta, the Company and its subsidiaries taken as a whole.

  Section 2.23.  Certificate of Incorporation and Bylaws.  Alta has previously
                 ---------------------------------------
furnished to PSI a complete and correct copy of its certificate of incorporation and bylaws (or equivalent organizational documents) as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Alta is not in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational documents.

  Section 2.24.  [Intentionally Omitted]

  Section 2.25.  Ownership of Shares.  Alta owns 95,329 Vicorp Shares of record
                 -------------------
and beneficially, free and clear of any liens, claims, encumbrances or restrictions. Alta has good and marketable title to the Vicorp Shares and has the absolute right, power and capacity to sell, assign and deliver the Vicorp Shares to PSI, free and clear of all liens, claims, encumbrances and restrictions. The Vicorp Shares to be delivered to PSI will not, as of the Closing, be subject to any proxy or other restriction that would in anyway limit the ability of the holder thereof to vote such Vicorp Shares or otherwise exercise any rights or privileges of a holder of shares of Vicorp Stock under the laws of the Netherlands Antilles.

  Section 2.26.  Regulation S.  Alta (i) is not a U.S. person (as defined by
                 ------------
Rule 902 of Regulation S), (ii) was not organized under the laws of any United States jurisdiction and (iii) was not formed for the purpose of investing in securities not registered under the Act. Alta executed this Agreement outside the United States and no offer to purchase the Vicorp Shares was made to Alta in the United States. Alta has been advised that the issuance of PSI Shares in the Exchange will not be registered with the Securities and Exchange Commission under the Act and such shares are being issued in reliance on Regulation S and that PSI is relying on the truth and accuracy of the representations, warranties, agreements and acknowledgements of Alta set forth in this Agreement in order to determine the applicability of such provisions.

  Section 2.27.  Disclosure.  Alta has received copies of the PSI SEC Reports
                 ----------
(as hereinafter defined) and has relied upon independent investigation in determining to enter into this Agreement and not relied upon any information or representations made by third parties. The disclosure documents received by Alta included statements to the effect that the PSI Shares will not be registered under the Act and may not be offered or sold in the United States or to U.S. Persons during the Restricted Period unless the PSI Shares are registered or unless such resale is exempt from or not subject to the registration requirements of the Act. Alta acknowledges that it has not reviewed, and not requested to review, information regarding the operations of PSI for the three month period ended February 29, 1995 which is to be set forth in a Quarterly Report on Form 10-Q to be filed by PSI with the Securities and Exchange Commission following the Closing Date.


                                  ARTICLE III

                            [Intentionally Omitted]


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF PSI

  As of the date hereof and as of the Closing , PSI represents and warrants to Alta as follows:


  Section 4.1.  Organization and Qualification; Subsidiaries.  Each of PSI and
                --------------------------------------------
its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of PSI and its subsidiaries is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of PSI and its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect. When used in this Agreement in connection with PSI or any of its subsidiaries, the term "Material Adverse Effect" means any change, event or effect that is materially adverse to the business, financial condition or results of operations of PSI and its subsidiaries taken as a whole. Other than wholly owned subsidiaries and except as disclosed in the PSI SEC Reports or
Section 4.3 of the PSI Disclosure Letter, PSI does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business, association or entity.

  Section 4.2.  Certificate of Incorporation and Bylaws.  PSI has previously
                ---------------------------------------
furnished to the Company a complete and correct copy of the certificate of incorporation and bylaws as amended to date of PSI and each of its subsidiaries. Such certificates of incorporation and bylaws are in full force and effect. Neither PSI nor any of its subsidiaries is in violation of any of the provisions of its certificate of incorporation or bylaws or equivalent organizational documents.

  Section 4.3.  Capitalization.  As of February 29, 1996, the authorized capital
                --------------
stock of PSI consisted of (a) 30,000,000 shares of Common Stock and 2,415,945 shares of Class B Common Stock, par value $0.01 per share (the "Class B Stock"), and (b) 50,000 shares of Preferred Stock, par value $.01 per share, of PSI (the "PSI Preferred Stock"), 10,000 of which have been designated as Series A Preferred Stock and are issued and outstanding. As of each date, (i) 11,372,612 shares of Common Stock were issued and outstanding and 2,415,945 shares of Class B Stock were issued and outstanding, all of which Common Stock and Class B Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights, (ii) 132,937 shares of PSI Common Stock were held in treasury by PSI or by subsidiaries of PSI and (iii) options to purchase 1,294,438 shares of Common Stock were outstanding under PSI's 1992 Stock Option and Restricted Stock Plan, PSI's Stock Option Plan for Outside Directors, and under equity compensation arrangements. Except as set forth in Section 4.3 of the PSI Disclosure Letter (as defined below), no change in such capitalization has occurred between February 29, 1996 and the date hereof except issuances of PSI Common Stock upon exercise of outstanding options. All of the outstanding shares of PSI's capital stock have been duly authorized and validly issued and are fully paid and nonassessable and not subject to preemptive rights. Except as set forth in this Section 4.3 or as disclosed in the disclosure letter delivered by PSI to the Company (the "PSI Disclosure Letter"), as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments, in each case to which PSI or any of its subsidiaries is a party, of any character relating to the issued or unissued capital stock of PSI or any of its subsidiaries or obligating PSI or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, PSI or any of its subsidiaries. All shares of Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall, and the shares of Common Stock to be issued pursuant to the Exchange will be, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in Section 4.3 of the PSI Disclosure Letter, there are no obligations, contingent or otherwise, of PSI or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock of any subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity other than guarantees of obligations of subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each of PSI's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by PSI or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in PSI's voting rights, charges or other encumbrances of any nature whatsoever.

  Section 4.4.  Authority Relative to this Agreement.  PSI has all necessary
                ------------------------------------
corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by PSI and the consummation by PSI of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of PSI and no other corporate proceedings on the part of PSI are necessary to authorize this Agreement, or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by PSI and, assuming the due authorization, execution and delivery by Alta, constitutes the legal and binding obligations of PSI, enforceable against PSI in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors' rights generally and (ii) the availability of injunctive relief and other equitable remedies.

  Section 4.5.  No Conflict; Required Filings and Consents.
                ------------------------------------------

                (a) The execution and delivery of this Agreement by PSI do not, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by PSI will not, (i) conflict with or violate the certificate of incorporation or bylaws of PSI or any of its subsidiaries;
(ii) subject to compliance with the requirements set forth in Section 4.5(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to PSI or any of its subsidiaries or by which their respective properties are bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party or PSI or its subsidiaries under, or give to others any rights of termination, amendment, acceleration, increased payments pursuant to or cancellation of, or result in the creation of a lien or other encumbrance on any of the properties or assets of PSI or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PSI or any of its subsidiaries is a party or by which PSI or any of its subsidiaries or any of their respective properties are bound or affected, except in the cases of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences that would not prevent or delay consummation of the Exchange in any material respect, or otherwise prevent PSI from performing its obligations under this Agreement in any material respect, and would not have, individually or in the aggregate, a Material Adverse Effect.

                (b) The execution and delivery of this Agreement by PSI do not, and the performance of its obligations hereunder and the consummation of the transactions contemplated hereby by PSI will not, require any consent, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Entity except (i) the filing of documents to satisfy the applicable requirements, if any, of the Exchange Act , (ii) filings under the rules and regulations of the NASD, (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications
(A) would not prevent or delay consummation of the Exchange in any material respect or otherwise prevent or delay in any material respect PSI from performing its obligations under this Agreement or (B) would not, individually or in the aggregate, have a Material Adverse Effect.

                (c) PSI has no reason to believe that the consents, approvals, permits, registrations, filings and notifications referred to in Section 4.5(b) above will not be obtained or made in a timely manner.

  Section 4.6.  Compliance; Permits.
                -------------------

                (a) Neither PSI nor any of its subsidiaries is in conflict with, or in default or violation (or in a situation which, after the giving of notice or passage of time or both, would constitute a default or violation) of, (i) any law, rule, regulation, order, judgment or decree applicable to PSI or any of its subsidiaries or by which any of their respective properties is bound, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which PSI or any of its subsidiaries is a party or by which PSI or any of its subsidiaries or any of their respective properties is bound, except for any such conflicts, defaults or violations which do not and would not have, individually or in the aggregate, a Material Adverse Effect.

                (b) PSI and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of PSI and its subsidiaries taken as a whole (collectively, the "PSI Permits"). PSI and its subsidiaries are in compliance with the terms of the PSI Permits, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect.

  Section 4.7.  SEC Filings; Financial Statements.
                ---------------------------------

                (a) PSI has made available to Alta a correct and complete copy of each report, schedule, registration statement and definitive proxy statement filed by PSI with the SEC on or after August 31, 1994 and prior to the date of this Agreement (the "PSI SEC Reports"), which are all the forms, reports and documents required to be filed by PSI with the SEC since that date. As of their respective dates, the PSI SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable thereto, and (ii) did not at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. None of PSI's subsidiaries is required to file any reports or other documents with the SEC.

                (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the PSI SEC Reports complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, had been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presented the consolidated financial position of PSI and its consolidated subsidiaries in all material respects as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of the unaudited interim financial statements, to non-normal audit adjustments, which were not and are not expected, individually or in the aggregate, to be material in amount).

                (c) Except as disclosed in Section 4.7 of the PSI Disclosure Letter, neither PSI nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of PSI and its subsidiaries taken as a whole, except liabilities (i) provided for in PSI's balance sheet as of August 31, 1995 filed in the PSI SEC Reports or (ii) incurred since August 31, 1995 in the ordinary course of business, none of which are material to the business, results of operations or financial condition of PSI and its subsidiaries, taken as a whole.

  Section 4.8.  Absence of Certain Changes or Events.  Except as disclosed in
                ------------------------------------
the PSI SEC Reports or in Section 4.8 of the PSI Disclosure Letter or as contemplated by this Agreement, since August 31, 1995, (a) PSI and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and have not taken any of the actions set forth in Section 5.3(b), and (b) there has not been (i) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business), individually or in the aggregate, having or which could reasonably be expected to have a Material Adverse Effect or (ii) any material change by PSI in its accounting methods, principles or practices except as required by concurrent changes in GAAP.

  Section 4.9.  Absence of Litigation.  Except as disclosed in Section 4.9 of
                ---------------------
the PSI Disclosure Schedule, there are no claims, actions, suits, investigations or proceedings pending or, to the best knowledge of PSI, threatened against PSI or any of its subsidiaries before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, would have a Material Adverse Effect on PSI, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against PSI or any of its subsidiaries having or which would have a Material Adverse Effect.

  Section 4.10. Information Provided to Stockholders.  None of the information
                -------------------------------------
supplied or to be supplied by PSI in disclosure materials to be provided to stockholders of the Company in connection with the consideration of such stockholders of the Exchange will, at the time such materials were or shall be sent to stockholders, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

  Section 4.11. Taxes.  PSI and each of its subsidiaries, and any consolidated,
                -----
combined, unitary or aggregate group for Tax purposes of which PSI or any of its subsidiaries is or has been a member has timely filed all Tax Returns required to be filed by it or requests for extensions to file such returns have been timely filed, granted and have not expired, except to the extent that such failures to file or to have extensions granted that remain in effect individually and in the aggregate would not have a Material Adverse Effect, and all such returns were complete and accurate in all material respects. In addition, (a) no material claim for unpaid Taxes has become a lien against the property of PSI or any of its subsidiaries or is being asserted against PSI or any of its subsidiaries, (b) no audit of any Tax Return of PSI or any of its subsidiaries is being conducted by a Tax authority (i) as of the date of this Agreement and

(ii) which, as of the Closing Date, has had or could reasonably be expected to have, a Material Adverse Effect, (c) no extension of the statute of limitations on the assessment of any Taxes has been granted by PSI or any of its subsidiaries and is currently in effect (i) as of the date of this Agreement and
(ii) which, as of the Closing Date, has had or could reasonably be expected to have a Material Adverse Effect

  Section 4.12. Brokers.  No broker, finder or investment banker is entitled to
                -------
any brokerage, finder's or other fee or commission in connection with the Exchange and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PSI.

  Section 4.13. [Intentionally Omitted].

  Section 4.14. Employee Benefit Plans.
                -----------------------

                (a) PSI has delivered or made available to the Company prior to the execution of this Agreement true and complete copies (or, in the case of bonus or other incentive plans, summaries thereof) of all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive plans, all other material written employee programs, arrangements or agreements, whether arrived at through collective bargaining or otherwise, all material medical, vision, dental or other health plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by PSI or any entity required to be aggregated with PSI pursuant to Section 414 of the Code (each such entity being referred to in this Section
4.14 as a "Commonly Controlled Entity") for the benefit of employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate (collectively, the "PSI Benefit Plans"). Any of the PSI Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to in this Section 4.14 as an "ERISA Plan."

          No PSI Benefit Plan is or has been a multiemployer plan. Neither PSI nor any Commonly Controlled Entity has suffered a 70% decline in "contribution base units" (within the meaning of Section 4205(b)(i)(A) of ERISA) in any plan year beginning after 1988.

          (b) All PSI Benefit Plans are in compliance with the applicable terms of ERISA and the Code and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to PSI or any of its subsidiaries.

          (c) No ERISA Plan (as defined herein) which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in
Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan equals or exceeds the plan's "benefit liabilities," as that term is defined in Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements.

          (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of PSI or any of its affiliates from PSI or any of its affiliates under any PSI Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any PSI Benefit Plan, or (iii) result in any acceleration of the time of payment or vesting of any such benefits to any material extent.

  Section 4.15. Environmental and Health and Safety Matters.  Neither PSI nor
                -------------------------------------------
any of its subsidiaries have failed to comply with any applicable environmental laws, regulations and ordinances relating to pollution, safety, health or protection of the environment, including, without limitation, those relating to containment, emissions, discharges, releases or threatened releases of hazardous substances into the environment (the "Environmental Laws"), except where such failure would not have a Material Adverse Effect on the business or operations of PSI as currently conducted or as anticipated to be conducted. Neither PSI nor any of its subsidiaries has received notice (from a court or governmental agency) that it has any potential liability with respect to any violation or alleged violation of any Environmental Law.

  Section 4.16.  Intellectual Property.  None of the material patents,
                 ---------------------
trademarks, service marks, trade names, trade secrets, copyrights and any other material intellectual property rights that are used in the business of PSI (the "PSI Intellectual Property"), has been held or stipulated to be invalid in any litigation or proceeding to which PSI is a party. Except as disclosed in
Section 4.16 of the PSI Disclosure Letter, the validity of the PSI Intellectual Property, and of PSI's rights to the PSI Intellectual Property, has not been questioned in any litigation or proceeding currently pending or which (to PSI's knowledge) has been threatened, and to PSI's knowledge there exists no basis for a claim against PSI for infringement of any third party's intellectual property. PSI has not received notice to the effect that any product which it makes or sells, or the distribution or use by it or another of any such product, or any service it performs in the course of its business, may infringe any trademark, service mark, trade name, copyright, patent, trade secret, or similar legally protectable right of another. PSI is not aware of any infringement of the Intellectual Property by third parties. PSI has not received any communication from any governmental agency stating that PSI is not entitled to register, or receive patents for, any of its Intellectual Property. None of PSI's employees or consultants is obligated under any contract or other agreement (including licenses, covenants or commitments of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote and secure the Intellectual Property of PSI or that would conflict with its business as conducted except to the extent that any such interference or conflict would not have a Material Adverse Effect. Neither the execution nor the delivery of this Agreement or any document to be delivered in connection with the transaction contemplated hereby, nor the carrying on of its business by its employees or consultants, nor the conduct of its business as currently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants of PSI is obligated except to the extent that any such breach or default would not have a Material Adverse Effect. Each of PSI's current or former employees and consultants who participate or have participated in the creation of Intellectual Property have executed enforceable agreements with PSI assigning or licensing his or her rights in any Intellectual Property to PSI. PSI does not believe it is or will be necessary to utilize any inventions of any of its employees or consultants (or persons it currently intends to hire as service providers made prior to their employee by it (except for inventions that PSI currently owns or has a right to utilize). No unlicensed invention that is owned by any employee or consultant of PSI is necessary for the conduct of the business of PSI, as presently conducted. PSI is not making unauthorized use of any proprietary information of third parties nor any confidential information in which any of its present or past employees or other service providers has claimed a proprietary interest; and PSI is not aware of any facts that would give rise to such a claim.

  Section 4.17.  Disclosure; Accuracy of Documents and Information.  No
                 -------------------------------------------------
representation, warranty or statement made by PSI in this Agreement, or any document furnished by PSI pursuant to the terms of this Agreement or in connection with the transaction contemplated herein when taken together with this Agreement in its entirety and all such documents, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.


                                   ARTICLE V

                       CONDUCT AND TRANSACTIONS PRIOR TO
                         CLOSING; ADDITIONAL AGREEMENTS

  Section 5.1.  Information and Access.  From the date of this Agreement and
                ----------------------
continuing until the Closing Date, Alta agrees to use its best efforts to cause the Company and each of its subsidiaries to afford, and will afford, and with respect to clause (b) below, to cause its independent auditors to afford, and PSI agrees as to itself and its subsidiaries that it shall afford and, with respect to clause (b) below, shall cause its independent auditors to afford, (a) to the officers, independent auditors, counsel and other representatives of the other reasonable access to its and its subsidiaries' properties, books, records (including Tax Returns filed and those in preparation) and personnel in order that the other may have a full opportunity to make such investigation as it reasonably desires to make of each, and (b) to the independent auditors of the other, reasonable access to the audit work papers and other records of its independent auditors. No investigation pursuant to this Section 5.1 shall affect or otherwise obviate or diminish any representations and warranties of any party or conditions to the obligations of any party. Except as required by law or stock exchange or NASD regulation, any information furnished pursuant to this Section 5.1 shall be treated confidentially by such party, its officers, independent accountants and other representatives and advisors (except for such information as has otherwise been made public (other than by reason of a violation of this Section 5.1)).

  Section 5.2.  Conduct of Business of the Company.  Except as contemplated by
                ----------------------------------
this Agreement (including the Company Disclosure Letter), during the period from the date of this Agreement and continuing until the Closing Date or until the termination of this Agreement pursuant to Section 9.1, Alta shall use its best efforts to cause the Company and its subsidiaries to (i) conduct their respective businesses in the ordinary and usual course consistent with past practice and (ii) use reasonable efforts to maintain and preserve intact its and their business organization to keep available the services of its and their officers and employees and to maintain satisfactory relations with material franchisors, licensors, franchisees, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing and except as provided in this Agreement (including the Company Disclosure Letter), prior to the Closing Date, Alta shall use its best efforts to ensure that neither the Company nor any of its subsidiaries shall without the prior written consent of PSI:

                (a) declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock, except dividends or distributions declared and paid by a subsidiary of the Company only to the Company or another subsidiary of the Company;

                (b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock;

                (c) issue, deliver, pledge, encumber or sell, or authorize or propose the issuance, delivery, pledge, encumbrance or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other convertible securities (other than the issuance of such capital stock upon the exercise of options in accordance with the Company Option Plans outstanding on the date of this Agreement in accordance with their present terms), authorize or propose any change in its equity capitalization, or, except as contemplated by this Agreement (including the Company Disclosure Letter), amend any of the financial or other economic terms of any agreement relating thereto;

                (d) amend its certificate of incorporation or bylaws in any manner;

                (e) except in the ordinary course of business, consistent with past practice (i) create, incur or assume any long-term debt or any short-term debt for borrowed money other than under existing lines of credit; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except its subsidiaries in the ordinary course of business and consistent with past practices; or (iii) make any loans, advances or capital contributions to, or investments in, any other person, except loans, advances or capital contributions made to the Company or to a subsidiary of the Company by the Company or another subsidiary of the Company;

                (f) (i) except in the ordinary course of business, consistent with past practice, increase in any manner the compensation of any of its directors, officers or other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director, officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with any of its directors, officers or other employees, other than the grant of severance or termination payments made in accordance with the Company's severance policies or programs as in effect on the date hereof and other than employment agreements entered into in the ordinary course of business; or (iv) except as may be required to comply with applicable law or pursuant to renewals of employee benefit plans and arrangements in the ordinary course of business and consistent with past practice, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

                (g) enter into any other agreements, commitments or contracts, except (in each case, in the ordinary course of business and consistent with past practice) agreements, commitments or contracts for the purchase, sale or lease of goods or services, each of which acquisition or sale does not, individually, exceed $250,000;

                (h) except in accordance with Section 5.4, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, or other disposition of a material amount of assets or securities or any change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

                (i) take any action that would or could reasonably be expected to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Exchange set forth in
Article VI not being satisfied; or

                (j) authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

                (k) fail to provide PSI with all non-privileged information relating to any arbitration or litigation, wherever commenced, that relates in any manner to this Agreement or the transactions contemplated hereby.

  Section 5.3.  Conduct of Business of PSI.  Except as contemplated by this
                --------------------------
Agreement (including the PSI Disclosure Letter), during the period from the date of this Agreement and continuing until the Closing Date or until the termination of this Agreement pursuant to Section 9.1, (a) PSI and its subsidiaries shall conduct their respective businesses in the ordinary and usual course consistent with past practice, and (b) neither PSI nor any of its subsidiaries shall without the prior written consent of the Company:

                (i) declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock;

                (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock;

                (iii) issue, deliver, pledge, encumber or sell, or authorize or propose the issuance, delivery, pledge, encumbrance or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other convertible securities (other than (A) the issuance of such capital stock upon the exercise or conversion of options outstanding on the date of this Agreement in accordance with their present terms and identified in Section 5.3 hereof, (B) the granting of options or stock to employees in the ordinary course of business and the issuance of PSI Common Stock upon exercise thereof or (C) pursuant to the terms of the Retirement Savings Plan and 1992 Stock Option and Restricted Stock Plan) or authorize or propose any change in its equity capitalization, or, except as contemplated by this Agreement (including the PSI Disclosure Letter), amend any of the financial or other economic terms of such securities or the financial or other economic terms of any agreement relating to such securities;

                (iv) amend its certificate of incorporation or bylaws in any manner;

                (v) except for a pending acquisition of BFD Productions, Inc., acquire or agree to acquire by merging or consolidating with, or by purchasing or otherwise acquiring any material portion of the capital stock or the assets of, any business or any corporation, partnership, association or other business organization or division thereof material to PSI and its subsidiaries considered as a whole;

                (vi) take any action that would or could reasonably be expected to result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Exchange set forth in Article VI not being satisfied; or

                (vii) authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

  Section 5.4.  Negotiation With Others.
                -----------------------

                (a) Unless and until this Agreement shall have been terminated in accordance with its terms, the Company and Alta shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries, solicit or encourage (including by way of furnishing nonpublic information) or take other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below), or engage in any discussions or negotiations relating thereto or in furtherance thereof or accept any Acquisition Proposal; provided, however, that nothing contained in this
                          --------  -------
Section 5.4 shall prohibit the Company, or its Board of Directors, from making any disclosure to its stockholders that, in the judgment of its Board of Directors in accordance with, and based upon, the advice of outside counsel, is required under applicable law. For purposes of this Agreement, "Acquisition Proposal" means any offer to acquire all or any substantial part of the business and properties or capital stock of the Company and its subsidiaries, whether by merger, consolidation, sale of assets, tender offer or similar transaction or series of transactions involving the Company or any subsidiaries of the Company.

                (b) Notwithstanding Section 5.4(a), the Board of Directors of the Company, in the exercise of its fiduciary duties and only to the extent required by applicable law as determined in good faith by the Board of Directors of the Company, in accordance with, and based upon, the advice of outside counsel, may (i) furnish information (including, without limitation, confidential information) concerning the Company to a third party who makes an unsolicited request for such information for the purpose of making an Acquisition Proposal, and (ii) engage in discussion or negotiations with a third party who submits in writing a statement of interest in making an Acquisition Proposal that the Board of Directors believes is reasonably capable of being consummated, provided, in the case of clause (i) or (ii) hereof, that PSI shall
             --------
have been notified in writing of such Acquisition Proposal or request for information, including the principal financial terms and conditions thereof, and shall be kept informed as to the status of any discussions or negotiations referred to in clause (ii) above.

                Upon compliance with the foregoing, the Company shall be entitled to (i) withdraw or modify its recommendation referred to in Section
2.12 following receipt of a Superior Proposal (as defined below), and approve and recommend to the stockholders of the Company a Superior Proposal, and (ii) enter into an agreement with such third party concerning a Superior Proposal. A "Superior Proposal" is an Acquisition Proposal that the Board of Directors believes (A) based on advice of its financial advisor, is reasonably be likely to be superior to the transactions contemplated by this Agreement from a financial point of view and (B) is reasonably capable of being consummated.

                (c) If the Company or any of its subsidiaries receives any unsolicited offer or proposal to enter negotiations relating to an Acquisition Proposal, the Company shall promptly notify PSI thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the principal financial terms and conditions of such offer or proposal, as the case may be.

                (d) Subject to the provisions of Section 5.4(b), the Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than PSI) conducted prior to the date of this Agreement with respect to any of the foregoing.

  Section 5.5. Stockholders' Meetings.  The Company shall hold a meeting of its
                ----------------------
stockholders as promptly as practicable for the purpose of voting upon the approval and adoption of this Agreement and the transactions contemplated herein.

  Section 5.6.  Agreements to Take Reasonable Action.
                ------------------------------------

                (a) Each Party shall take, and shall cause its subsidiaries to take, or, in the case of Alta, to use its best efforts to cause the Company and each of its subsidiaries to take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it or any of its subsidiaries or, in the case of Alta, on the Company or any of its subsidiaries with respect to the Exchange and shall take all reasonable actions necessary or advisable to cooperate promptly with and furnish information to the other parties in connection with any such requirements imposed upon it or any of its subsidiaries in connection with the Exchange. Each party shall take, and shall cause its subsidiaries to take or in the case of Alta to use its best efforts to cause the Company and each of its subsidiaries to take, all reasonable actions necessary or advisable (i) to obtain (and will take all reasonable actions necessary to promptly cooperate with the other parties in obtaining) any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by it or any of its subsidiaries (or by the other parties or any of their respective subsidiaries) or, in the case of Alta, on the Company or any of its subsidiaries in connection with the Exchange or the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting its ability to consummate the transactions contemplated hereby; (iii) to fulfill all conditions applicable to the parties pursuant to this Agreement; and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be; provided, however, that with respect to clauses (i) through
                 --------  -------
(iv) above, the parties will take only such curative measures (such as licensing and divestiture) as each of the Parties determines to be reasonable.

                (b) Subject to the terms and conditions of this Agreement, each of the parties shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, subject to the appropriate approval of the stockholders of the Company.

  Section 5.7.  Consents.  PSI and Alta shall each use all reasonable efforts to
                --------
obtain the consent and approval of, or effect the notification of or filing with, each person or authority whose consent or approval is required in order to permit the consummation of the Exchange and the transactions contemplated by this Agreement.

  Section 5.8.  NASDAQ Quotation.  PSI shall use its reasonable efforts to cause
                ----------------
the shares of Common Stock issuable to the stockholders of the Company in the Exchange to be eligible for quotation on the NASDAQ Small Cap Market and/or the Boston Stock Exchange on the 41st day following the Closing.

  Section 5.9.  Public Announcements.  PSI and Alta shall consult with each
                --------------------
other before issuing any press release or otherwise making any public statements with respect to the Exchange and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by law.

  Section 5.10.  Notification of Certain Matters.  Alta shall give prompt notice
                 -------------------------------
to PSI, and PSI shall give prompt notice to Alta, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be likely to cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of the Agreement to the Closing Date, or (b) any material failure of Alta or PSI, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

  Section 6.1.  Conditions to Each Party's Obligation to Close.  The respective
                ----------------------------------------------
obligation of each party to effect the transactions set forth herein is subject to the satisfaction prior to the Closing Date of the following conditions:

     (a) Shareholder Approval.  The terms of this Agreement and the transactions
         --------------------
contemplated herein shall have been approved by the requisite number of holders of Vicorp Stock in accordance with applicable law and the Company's certificate of incorporation.

     (b) Governmental Entity Approvals.  All material authorizations, consents,
         -----------------------------
orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the Exchange and the consummation of the transactions contemplated by this Agreement shall have been filed, expired or been obtained, as the case may be, other than those with respect to which, individually or in the aggregate, the failure to be filed, to expire or to be obtained would not have a Material Adverse Effect on the Company or PSI.

     (c) No Injunctions or Restraints; Illegality.  No temporary restraining
         ----------------------------------------
order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Exchange shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced which makes the consummation of the Exchange illegal or prevents or prohibits the Exchange.

  Section 6.2.  Conditions of Obligations of PSI.  The obligations of PSI to
                --------------------------------
effect the Exchange are further subject to the satisfaction of the following additional conditions, unless waived in writing by PSI:

                (a) Representations and Warranties.  The representations and
                    ------------------------------
warranties of Alta set forth in this Agreement shall be true and correct or, in the case of representations and warranties not containing any materiality qualifier, including, without limitation, "Material Adverse Effect," shall be true and correct in all material respects (i) as of the date hereof and (ii) as of the Closing Date, as though made on and as of the Closing Date (provided
                                                                   --------
that, in the cases of clauses (i) and (ii), any such representation and warranty made as of a specific date shall be true and correct as of such specific date), and PSI shall have received a certificate signed by a Director of Alta to such effect.

                (b) Performance of Obligations of Alta.  Alta shall have
                    ----------------------------------
performed in all material respects all obligations and covenants, taken as a whole, required to be performed by it under this Agreement prior to or as of the Closing Date.

                (c) Consents.  PSI shall have received duly executed copies of
                    --------
all material third-party consents and approvals contemplated by this Agreement or the Company Disclosure Letter to be obtained by Alta, in form and substance reasonably satisfactory to PSI, except for those consents with regard to which the failure of PSI to so receive them would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

                (d) Stockholder Agreement.  Alta Investissements S.A., Primwest
                    ---------------------
Holding N.V.,Vulcan Ventures Incorporated, RMS Limited Partnership and PSI shall have executed a Stockholders' Agreement in the form attached as Exhibit C.

                (e) Legal Opinion.  PSI shall have received a legal opinion from
                    -------------
Jones, Day, Reavis & Pogue, U.S. counsel to Alta and Promes, Trenite Van Doorne, Netherlands Antilles counsel to the Company in form and substance reasonably satisfactory to PSI's counsel.

                (f) Supervisory Board.  As of the Closing, Alta shall have
                    -----------------
caused the Supervisory Board of the Company to have resigned and given irrevocable instructions to Equity Trust as Managing Director to accept instructions regarding the Company from nominees of PSI the effect of which is to provide PSI with control of the operations of the Company.

                (g) Minimum Number of Vicorp Shares.  Alta shall own and have
                    -------------------------------
agreed to deliver to PSI in the Exchange Shares of Vicorp Stock representing at least ninety percent of then issued and outstanding capital stock of Vicorp.

                (h) Termination of Subscription Right.  Alta and Vicorp shall
                    ---------------------------------
have terminated that certain stock subscription right pursuant to which Alta is obligated to subscribe for 8,094 shares of Vicorp Stock at 223 Swiss Francs per share.

  Section 6.3.  Conditions of Obligations of Alta.  The obligation of Alta to
                ----------------------------------
effect the Exchange is subject to the satisfaction of the following conditions, unless waived in writing by Alta;

                (a) Representations and Warranties.  The representations and
                    ------------------------------
warranties of PSI set forth in this Agreement shall be true and correct or, in the case of representations and warranties not containing any materiality qualifier, including, without limitation, "Material Adverse Effect," shall be true and correct in all material respects (i) as of the date hereof and (ii) as of the Closing Date, as though made on and as of the Closing Date (provided
                                                                   --------
that, in the cases of clauses (i) and (ii), any such representation and warranty made as of a specific date shall be true and correct as of such specific date), and the Company shall have received a certificate signed by the Chief Financial Officer of PSI to such effect.

                (b) Performance of Obligations of PSI.  PSI shall have performed
                    ---------------------------------
in all material respects all obligations and covenants, taken as a whole, required to be performed by it under this Agreement prior to or as of the Closing Date, and Alta shall have received a certificate signed by the Chief Financial Officer of PSI to such effect.

                (c) Consents.  Alta shall have received duly executed copies of
                    --------
all material third-party consents and approvals contemplated by this Agreement and the PSI Disclosure Letter to be obtained by PSI, in form and substance reasonably satisfactory to Alta, except those consents the failure to so receive, would not, individually or in the aggregate, have a Material Adverse Effect on PSI.

                (d) Stockholder Agreement.  Alta, Primwest Holding N.V., Vulcan
                    ---------------------
Ventures Incorporated, RMS Limited Partnership and PSI shall have entered into a Stockholders' Agreement in the form attached as Exhibit C.

                (e) Legal Opinion.  Alta shall have received a legal opinion
                    -------------
from Baker & McKenzie, counsel to PSI in form and substance reasonably satisfactory to Alta's counsel.


                                  ARTICLE VII

                             POST CLOSING COVENANTS


  Section 7.1.  Stock Options.  Within ninety days of the Closing, PSI shall
                -------------
issue options to purchase Common Stock to the individuals, for the number of shares and at the exercise price set forth in Exhibit D attached hereto.

  Section 7.2   Covenants of Alta.  Alta covenants and agrees (i) not to enter
                -----------------
into any short sales with respect to the capital stock of PSI at any time after the Closing Date and prior to the expiration of the Restricted Period; (ii) to notify PSI of any events which would cause the representations and warranties set forth in Section 2.26 to be or become untrue or breached at any time after the execution of this Agreement and prior to the expiration of the Restricted Period; and (iii) not to take any action that would cause PSI to be subject to any claim for commission or other fee or remuneration by any broker, finder, or other person and PSI is hereby indemnified against any such claim caused by the actions of Alta or any of their employees or agents.

  Section 7.3   Cooperation.  Each of the parties covenants and agrees that,
                -----------
following the Closing, it shall cooperate fully with the other and PSI shall cause the Company to cooperate with Alta with respect to any arbitration and litigation, wherever and whenever commenced, that relates in any way to this Agreement, the transactions contemplated hereby, or any of the capital stock of the Company. Cooperation for purposes of the preceding sentence shall include, but not be limited to, affording the other party (and its legal counsel) reasonable access to its officers, auditors, counsel and other representatives and its and its subsidiaries' properties, books and records.

  Section 7.4  Alta Debt.  PSI covenants and agrees that, within 90 days after
               ----------
the Closing, it shall use its best efforts to be substituted for Alta as the guarantor of certain obligations of the Company to the former shareholders of Vicorp Interactive Services, Inc.

  Section 7.5  Minority Shareholders.  Alta covenants and agrees to use its best
               ---------------------
efforts to cause shareholders of the Company other than Alta to agree to exchange Vicorp Stock owned by them for Common Stock on substantially the same terms as set forth herein.

  Section 7.6  Debt Repayment.  PSI covenants and agrees that with respect to
               --------------
the debt obligation of Vicorp to Alta in the foreign currency equivalent of about CHF 1,412,500 in principal plus accrued interest, PSI shall cause Vicorp
(a) to convert such principal and interest to a U.S. dollar equivalent as of the Closing Date (b) on January 16, 1997, to repay such amount plus interest accrued at the rate of 6 percent simple interest.


                                  ARTICLE VIII

                                INDEMNIFICATION

  Section 8.1.  Survival of Representations, Warranties and Covenants.
                -----------------------------------------------------
Notwithstanding any investigation conducted before or after the Closing, and notwithstanding any knowledge or notice of any facts or circumstances which any party hereto may have as a result of such investigation or otherwise, each party hereto will be entitled to rely upon the other parties' representations and warranties set forth in this Agreement (as qualified by the Company Disclosure Letter in the case of representations set forth in Article II and the PSI Disclosure Letter in the case or representations set forth in Article IV hereto) and upon the other party's covenants set forth in this Agreement. The obligations of Alta and PSI, with respect to each of their respective representations and warranties, will survive the Closing and continue in full force and effect until the first anniversary of the Closing Date (the "Termination Date"), at which time such representations and warranties shall expire (except for the representations and warranties in Sections 2.25 and 4.3 which shall not expire); provided, however, that thereafter such liability shall
                         --------  -------
continue to exist for any indemnity claim made hereunder prior to the Termination Date, and until such time as such indemnity claim has been finally decided, settled or adjudicated and provided further that the obligations of Alta set forth in Section 8.2 (b) hereof shall not terminate on the Termination Date and shall continue indefinitely.

  Section 8.2.  Indemnification from Alta.
                -------------------------

                (a) From and after the Closing, Alta shall indemnify and hold harmless PSI and its officers, directors, employees, Affiliates, successors and permitted assigns (collectively, the "PSI Indemnitees") from all Losses (as hereinafter defined) resulting from a breach by Alta of any of its representations, warranties, covenants or obligations under this Agreement. Except for Losses with respect to which PSI is entitled to indemnification under 8.2(b) below and as to which the following limitations shall not apply, unless and until the Losses incurred by any of the PSI Indemnitees with respect to a breach by Alta of any of its representations, warranties, covenants or obligations exceed two hundred fifty thousand U.S. Dollars ($250,000) in the aggregate the PSI Indemnitees shall not be entitled to recovery under this
Article VIII. At such time as the Losses incurred by the PSI Indemnitees resulting from a breach or breaches by Alta of any of its representations, warranties, covenants or obligations under this Agreement exceed two hundred fifty thousand U.S. Dollars ($250,000) in the aggregate, the PSI Indemnitees shall be entitled to recovery for all Losses in excess of two hundred fifty thousand U.S. Dollars ($250,000). The aggregate maximum liability of Alta under this Paragraph (a) shall be eight million U.S. Dollars $8,000,000; provided,
                                                                   --------
however, there shall be no limitation on Losses resulting from a breach or
- -------
breaches by Alta of any of the representations and warranties, covenants or obligations under this Agreement which are the result of fraud or willful misrepresentation on the part of Alta.

                (b) From and after the Closing, Alta shall indemnify the PSI Indemnitees (including, without limitation, the Company) from all Losses (without regard to the limitations set forth in paragraph 8.2(a) above and without regard to when such Losses are incurred) resulting from or incurred in connection with any pending, threatened or future litigation, dispute, claim or controversy in any way relating to or arising out of the employment of Daniel Schultz ("Schultz") by the Company, and/or any subsidiary of the Company and/or Alta including, without limitation, the proceeding pending before the Labor Tribunal in Paris, France, litigation pending in the Netherlands Antilles and expected arbitration in Luxembourg and including any Losses associated with the exercise and/or purported termination of options granted to Schultz; (ii) any tax, social security, severance, termination or other payments or Losses in connection with his employment / consulting activities for any periods prior to the Closing Date and arising out of or in any way related to any employment and/or consulting agreements which are in effect as of the date hereof between the Company or any of its subsidiaries and Robert Davidson.

  Section 8.3.  [Intentionally Omitted]

  Section 8.4.  Indemnification from PSI.  From and after the Closing, PSI shall
                ------------------------
indemnify and hold harmless Alta and its officers, directors, employees, Affiliates, successors and permitted assigns (collectively, the "Alta Indemnitees") from all Losses (as hereinafter defined) resulting from a breach by PSI of any of its representations, warranties, covenants or obligations under this Agreement. Unless and until the Losses incurred by the Alta Indemnitees exceed two hundred and fifty thousand U.S. Dollars ($ 250,000), the Alta Indemnitees shall not be entitled to recovery under this Section 8.4. At such time as the Losses incurred by the Alta Indemnitees resulting from a breach or breaches by PSI of any of its representations, warranties, covenants or obligations under this Agreement exceed two hundred and fifty thousand U.S. Dollars ($250,000) in the aggregate, the Alta Indemnitees shall be entitled to recovery for all Losses in excess of two hundred and fifty thousand U.S. Dollars ($250,000) in the aggregate. Subject to the following sentence, the aggregate maximum liability of PSI under this Section 8.4 shall be eight million U.S. Dollars $8,000,000. There shall be no limitation on Losses resulting from a breach or breaches by PSI of any of the representations and warranties, covenants or obligations under this Agreement which are the result of fraud or willful misrepresentation on the part of PSI.

  Section 8.5.  Notice.  The Indemnified Party (as hereinafter defined) shall
                ------
give prompt written notice to the Indemnifying Party of any claim or event known to it which gives rise to a claim by the Indemnified Party against the Indemnifying Party based on this Agreement, stating the nature and basis of said claims or events and the amounts thereof, to the extent known. Such notice shall be given in accordance with Article X hereof. Such notice shall be a condition precedent to any liability of the Indemnifying Party hereunder. Notwithstanding the foregoing, the failure to give written notice by the Indemnified Party with reasonable promptness shall not defeat a claim made pursuant hereto except to the extent that the Indemnifying Party can establish that it has been injured by such delay. Alta is hereby deemed to have notice of all claims against the Company outstanding as of the date hereof and to have assumed the defense thereof with respect to pending claims by Schultz.

  Section 8.6.  Defense of Claims.  In the event of any claim, action, suit or
                -----------------
proceeding made or brought by third parties against the Indemnified Party, the Indemnified Party shall give written notice of such claim, action, suit or proceeding as described in Section 8.5 above, with a copy of the claim, process and all legal pleadings with respect thereto. After notification, the Indemnifying Party shall participate in such claim, action, suit or proceeding, and jointly with any other Indemnifying Party similarly notified, assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party at the time of such assumption. The Indemnified Party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, when and as incurred, unless (i) the employment of counsel by such Indemnified Party has been authorized in writing by the Indemnifying Party or
(ii) the Indemnifying Party shall not in fact have employed counsel to assume the defense of such action reasonably satisfactory to the Indemnified Party at the time of the Indemnifying Party's assumption of the defense. If clause (ii) of the preceding sentence shall be applicable, then counsel for the Indemnified Party shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of the Indemnified Party; provided, however, that if the Indemnified Party proposes to settle the claim and the Indemnifying Party then provides evidence reasonably satisfactory to the Indemnified Party of its ability to pay and satisfy all liabilities and expenses related to the claim in question, the Indemnified Party shall not be entitled to settle such claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnified Party and the Indemnifying Party, as the case may be, shall be kept fully informed of such claim, action, suit or proceeding at all stages thereof whether or not such party is represented by its own counsel. The Indemnified Party shall cooperate at the request of the Indemnifying Party in the defense of any such third party claim, including but not limited to making all potential witnesses and documents under its control available to counsel for the Indemnifying Party.

  Section 8.7.  Miscellaneous.
                -------------

                (a) As used herein, the term "Losses" means any and all claims, demands, costs, losses, damages, and liabilities incurred by an Indemnified Party, net of any insurance proceeds received by the Indemnitees. The terms "Losses" include reasonable attorneys' fees and costs incurred in the investigation, settlement and defense of a claim, demand, cost, loss or liability. The term "Losses" shall exclude all indirect or consequential damages.

                (b) As used herein, the term "Indemnifying Party" shall mean the person or persons against whom a party (the "Indemnified Party") makes a claim for indemnification hereunder.


                                   ARTICLE IX

                                  TERMINATION

  Section 9.1.  Termination.  This Agreement may be terminated at any time prior
                -----------
to the Closing:

                (a) by either PSI or Alta if the Closing shall not have been consummated by May 16, 1996, provided, however, that the right to terminate this
                             --------  -------
Agreement under this Section 9.1(a) shall not be available to any party whose action or failure to act has been the cause of, or resulted, in the failure of the Exchange to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

                (b) by either PSI or Alta, if (i) a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of restraining, enjoining or otherwise prohibiting the Exchange or (ii) a governmental, regulatory or administrative agency or commission shall seek to enjoin the Exchange or to reform or unwind the effect of the Closing and the terminating party reasonably believes that the time period required to resolve such governmental action and the related uncertainty is reasonably likely to have a Material Adverse Effect on either PSI or Alta;

                (c) by Alta, upon a breach of any representation, warranty, covenant or agreement on the part of PSI set forth in this Agreement, or if any representation or warranty of PSI shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in PSI's
                                   --------
representations and warranties or breach by PSI is curable by PSI through the exercise of its reasonable efforts and for such reasonable period as PSI continues to exercise such reasonable efforts, Alta may not terminate this Agreement under this Section 9.1(c); or

                (d) by PSI, upon a breach of any representation, warranty, covenant or agreement on the part of Alta set forth in this Agreement, or if any representation or warranty of Alta or the Alta shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such
                                                          --------
inaccuracy in the representations and warranties of Alta is curable by Alta through the exercise of its reasonable efforts and for so long as Alta continues to exercise such reasonable efforts, PSI may not terminate this Agreement under this Section 9.1(d)).

  Section 9.2.  Effect of Termination.  In the event of the termination of this
                ---------------------
Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except that (a) this Section 9.2, Article VIII
(indemnification) and Article X (general provisions), shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any breach of this Agreement.


                                   ARTICLE X

                               GENERAL PROVISIONS

  Section 10.1.  Amendment.  This Agreement may be amended by an instrument in
                 ---------
writing signed on behalf of each of the parties, provided such amendment would not require the approval of stockholders of PSI or the Company.

  Section 10.2.  Extension; Waiver.  At any time prior to the Closing Date, the
                 -----------------
parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

  Section 10.3.  Entire Agreement.  This Agreement (including the Exhibits and
                 ----------------
Annex hereto, the PSI Disclosure Letter and the Company Disclosure Letter hereto) and the other documents referenced herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, with respect thereto.

  Section 10.4.  Severability.  It is the desire and intent of the parties that
                 ------------
the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

  Section 10.5.  Notices.  All notices and other communications pursuant to this
                 -------
Agreement shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)  if to PSI, to:

                      Precision Systems, Inc.
                      11800 30th Street North
                      St. Petersburg, FL 33716
                      Attention: Russell I. Pillar
                      Telecopier: (1) (813) 572-7637;

                      with a copy to:

                      Baker & McKenzie
                      815 Connecticut Avenue, N.W.
                      Washington, D.C.  20006
                      Attention: Thomas J. Egan, Jr., Esq.
                      Telecopier: (1) (202) 452-7074.

                (b)   if to Alta, to:

                      Alta Investissements S.A.
                      8 boulevard Emmanuel Servais
                      L-2535 Luxembourg

                      Telecopier: (011) (352) 470-226

                      with a copy to:

                      Jones, Day, Reavis & Pogue
                      20, rue de Candolle
                      1205 Geneva, Switzerland
                      Attention: Roy F. Ryan, Esq.
                      Telecopier: (011) 41-22-320-1232


All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by internationally recognized overnight courier, on the Business Day following dispatch and (d) in the case of mailing, on the third Business Day following such mailing.

  Section 10.6.  Counterparts.  This Agreement may be executed in one or more
                 ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

  Section 10.7.  Benefits; Assignment.  This Agreement is not intended to confer
                 --------------------
upon any person other than the parties any rights or remedies hereunder and shall not be assigned by operation of law or otherwise.

  Section 10.8.  Governing Law.  This Agreement shall be governed by and
                 -------------
construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein, without giving effect to laws that might otherwise govern under applicable principles of conflicts of law.

  Section 10.9.  Choice of Forum; Venue.  Any claim, suit, action, or proceeding
                 ----------------------
among any or all of the parties hereto relating to this Agreement, to any document, instrument, or agreement delivered pursuant hereto, referred to herein, or contemplated by or referenced in this Agreement, shall be commenced and maintained in the United States District Court for the Southern District of New York, or, if such court lacks jurisdiction over the subject matter, in a state court of competent subject-matter jurisdiction sitting in the State of New York. The parties hereby submit themselves unconditionally and irrevocably to the personal jurisdiction of such courts. The parties further agree that, unless otherwise required by law, venue shall be exclusively in the State of New York. The parties irrevocably waive any objection to such personal jurisdiction or venue including, but not limited to, the objection that any suit, action, or proceeding brought in the State of New York has been brought in an inconvenient forum. The parties irrevocably agree that process issuing from such courts may be served on them, either personally or by certified mail, return receipt requested, at the addresses given in Section 10.5 hereof; and further irrevocably waive any objection to service of process made in such manner and at such addresses, including without limitation any objection that service of process made in such manner and at such addresses is not authorized by the local or procedural laws of the State of New York. In any suit or proceeding brought or instituted by any of the parties to enforce any of the provisions of this Agreement or on account of any damages claimed to be sustained by such instituting party by reason of another party's violation of any of the terms or provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and court costs.

  Section 10.10. Interpretation.
                 --------------

  In this Agreement, unless the context otherwise requires;

                 (a) words importing the singular include the plural and vice versa;

                 (b) words importing a gender include every gender;

                 (c) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time;

                 (d) references to Sections are references to sections of this Agreement;

                 (e) headings are for convenience only and shall be ignored in construing this Agreement;

                 (f) references to any party include references to its successors and permitted assigns;

                 (g) references to law include references to any constitutional provision, treaty, decree, convention, statute, act, regulation, rule, ordinance, subordinate legislation and any judgment or determination of any competent authority; and

                 (h) references to any particular law are references to that law as amended, consolidated, supplemented or replaced from time to time.

  Section 10.11.  Fees and Expenses.
                  -----------------

                  (a) All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Exchange is consummated provided, however, that PSI shall bear all costs and fees otherwise payable by the Company for services performed by Jones, Day, Reavis and Pogue and Broadview Associates relating thereto in the aggregate amount of $1,044,087. PSI shall bear the cost of any documentary or transfer tax applicable to the issuance of the PSI Shares and Alta shall bear the costs of any documentary or transfer tax applicable to the transfer of the Vicorp Shares.


                         [Signatures On Following Page]

    IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.



                                       PRECISION SYSTEMS, INC.



                                       By:  /s/ Russell I. Pillar
                                            --------------------------------

                                       Name:  Russell I. Pillar
                                              ------------------------------

                                       Title:  President and CEO
                                               -----------------------------



                                       ALTA INVESTISSEMENTS S.A.



                                       By:  /s/ Ian Dalziel
                                            --------------------------------

                                       Name: Ian Dalziel
                                             -------------------------------

                                       Title:  President
                                               -----------------------------



                                       By:  /s/ Didier Primat
                                            --------------------------------

                                       Name: Didier Primat
                                             -------------------------------

                                       Title:  Director
                                               -----------------------------

  IN WITNESS WHEREOF, the parties have entered into this Agreement the day and year first above set forth.



                                       ALTA INVESTISSEMENTS S.A.
                                       a Luxembourg corporation


                                       /s/ Didier Primat
                                       -------------------------------------
                                       By:  Didier Primat
                                       Its: Director

                                   EXHIBIT A



                            [Intentionally Omitted]

                                   EXHIBIT B

                      SHARE ASSIGNMENT AND TRANSFER DEED

                           NETHERLANDS ANTILLES FORM

                                   EXHIBIT C

                        FORM OF STOCKHOLDERS' AGREEMENT

                                   EXHIBIT D


                                  PSI OPTIONS